Exhibit 4(f)

                                 ADDENDUM
                                    TO
                          STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option
Agreement dated                           , 199   (the "Option
Agreement") by and between Amdahl Corporation (the "Corporation")
and                                             ("Optionee")
evidencing the stock option granted on such date to Optionee under the terms of the Corporation's 1994 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                     INVOLUNTARY TERMINATION FOLLOWING
                CORPORATE TRANSACTION OR CHANGE IN CONTROL

          1. Immediately upon Optionee's cessation of Service by reason of an Involuntary Termination within eighteen (18) months after a Corporate Transaction in which the exercisability of the option does not otherwise accelerate in accordance with the applicable provisions of the Option Agreement, the option shall, to the extent outstanding at the time but not otherwise fully exercisable, automatically accelerate so that such option shall become fully and immediately exercisable with respect to all the Option Shares at the time subject to the option and may be exercised for all or any portion of those shares as fully-vested shares. The option as so accelerated shall remain exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of Optionee's Involuntary Termination.

          2. The exercisability of the option shall not accelerate upon the occurrence of a Change in Control, and the option shall, on the basis of Service rendered after the Change in Control, continue to become exercisable for the Option Shares in accordance with the provisions of the Option Agreement. However, immediately upon Optionee's cessation of Service by reason of an Involuntary Termination within eighteen (18) months after the Change in Control, the option shall, to the extent outstanding at the time but not otherwise fully exercisable, automatically accelerate so that the option shall become fully and immediately exercisable with respect to all the Option Shares at the time subject to the option and may be exercised for all or any portion of those shares as fully-vested shares. The option as so accelerated shall remain exercisable until the earlier of
(i) the Expiration Date or (ii) the expiration of the one (1)- year measured from the date of Optionee's Involuntary Termination.

          3. For purposes of this Addendum, a CHANGE IN CONTROL shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

               - the direct or indirect acquisition by any person (or related group of persons) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities
possessing more than       percent (   %) of the total combined
voting power of the Corporation's outstanding securities,

          - the direct or indirect acquisition by any person or related group of persons, whether by tender or exchange offer made directly to the Corporation's stockholders, private purchases from one or more of the Corporation's stockholders, open market purchases or any other transaction, of additional securities of the Corporation which increases the beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of the total securities holdings of such person (or related group of persons) to a level of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities, or

          - the direct or indirect acquisition by any person or related group of persons, whether by tender or exchange offer made directly to the Corporation's stockholders, private purchases from one or more of the Corporation's stockholders, open market purchases or any other transaction, of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities of the Corporation possessing sufficient voting power in the aggregate to elect an absolute majority of the Board (rounded up to the next whole number).

          4. For purposes of this Addendum, Optionee will be deemed to cease Service by reason of an INVOLUNTARY TERMINATION if such cessation of Service occurs:

               - involuntarily upon Optionee's dismissal or discharge by the Corporation for reasons other than Misconduct, or

               -    voluntarily upon Optionee's resignation
following (A) a change in Optionee's position with the Corporation which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and participation in any incentive program or bonus plan pursuant to which awards are made pursuant to objective, non-discretionary standards) by more than five percent (5%) or (C) a relocation of Optionee's principal place of employment by more than fifty (50) miles from Optionee's principal place of employment immediately prior to the Corporate Transaction or Change in Control (as applicable), provided and only if such change, reduction or relocation is effected without Optionee's consent.

          Any reduction in compensation which occurs in connection with an across the board reduction in the level of compensation payable to the Corporation's executive officers or senior management shall not constitute grounds for a clause (B) resignation.

          IN WITNESS WHEREOF, Amdahl Corporation has caused this
Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

          AMDAHL CORPORATION

          By

          Title



          OPTIONEE



EFFECTIVE DATE:                     , 199